NEXCEN BRANDS TO ACQUIRE
MAGGIEMOO’S™ & MARBLE SLAB™
PREMIUM ICE CREAM FRANCHISE CONCEPTS

Acquisition establishes operating vertical for NexCen in
Quick Service Restaurant (“QSR”) Sector

New York, N.Y. February 14, 2007 -- NexCen Brands, Inc. (“NexCen” or the “Company”) (NASDAQ: NEXC) is pleased to announce that it has entered into definitive agreements to acquire MaggieMoo’s International, LLC (“MaggieMoo’s”) and the assets of Marble Slab Creamery, Inc. (“Marble Slab”), two well known and established brands within the hand-mixed premium ice cream category, for a total combined initial purchase price of $37.1 million, plus a potential earn-out of up to $2 million on the MaggieMoo’s acquisition. These two transactions are expected to be completed before the end of the first quarter and will mark the first acquisitions for NexCen in the quick service restaurant (QSR) sector, and establish the QSR operating platform for NexCen’s third operating vertical, in addition to its consumer branded products and retail franchise based businesses.

Robert W. D’Loren, NexCen’s President and Chief Executive Officer, noted: “These acquisitions will provide NexCen with two well positioned brands in the hand-mixed premium ice cream category. With 520 existing stores and 225 stores in the pipeline on a combined basis, these two brands will place us solidly as the number one player in quality and the number two player in the number of franchise units in the hand-mixed premium ice cream sector. There is a tremendous growth opportunity with these brands through organic growth and licensing opportunities. We intend to grow these brands outside of the United States through our international franchise network currently operating in over 40 countries worldwide,” Mr. D’Loren closed.

The President of Marble Slab, Ronald J. Hankamer, addressed the opportunity by stating, “I turn the reins of Marble Slab Creamery over to Bob D’Loren’s team with the utmost confidence they will continue our longstanding commitment to providing the world’s freshest - and tastiest - ice cream.”

MaggieMoo’s Chairman, Stuart Olsten, was equally pleased with the acquisition. “NexCen’s executives understand our business and have the tools to both grow our business as well as expand the MaggieMoo’s brand beyond ice cream. We are eager to move forward under NexCen’s growing platform,” Mr. Olsten said in closing.

The initial purchase price for MaggieMoo’s consists of $10.6 million of cash, and NexCen common stock valued at $5.5 million. NexCen also agreed to an earn-out arrangement that will entitle the sellers of MaggieMoo’s to receive an additional amount of up to $2 million of cash or stock priced at the time of issuance, at NexCen’s option. The additional amount will be payable if recurring royalties and non-recurring franchise fees for 2007 meet performance targets specified in the acquisition agreement.

In the separate Marble Slab acquisition, the purchase price consists of $16 million of cash, and seller notes in aggregate principal amount of $5 million that earn interest at 6% per annum and are payable one year from closing. The Seller’s notes are payable in either cash or stock priced at the time of issuance, at NexCen’s option.

For the year ended December 31, 2006, aggregate revenues for Marble Slab and MaggieMoo’s are approximately $10 million, and NexCen anticipates that aggregate revenues for the two businesses will increase by approximately 20% in 2007. Assuming both deals are completed on March 31, 2007, NexCen estimates that aggregate reported revenues from the two businesses in the remaining nine months of 2007 will be approximately $9 million. NexCen expects that the transactions will be accretive in 2007 and that after integration into NexCen’s operations will generate combined operating margins of approximately 60%, consistent with NexCen’s expectations for a QSR franchising operation.

Conference Call

The Company will host a conference call to discuss these acquisitions on February 15, 2007 at 4:30 p.m. EST. Interested parties may access the call by telephone at 800-231-9012. Please ask for confirmation code 7341369. Replay of this call will be available until March 15, 2007, by calling 888-203-1112 or 719-457-0820, access code 7341369.

NexCen Brands was represented by UCC Capital Corporation.

About the Companies

NexCen Brands, Inc. is the premier 21st century brand acquisition and management company focused on assembling a diversified portfolio of intellectual property (IP) centric companies operating in the consumer branded products and franchise industries. NexCen owns and franchises The Athlete’s Foot brand worldwide, and in December 2006 entered into an agreement to acquire the worldwide rights to Bill Blass, a designer apparel brand.

Since 1983, Marble Slab Creamery® has set its standards of quality unusually high.  Every batch of the super premium ice cream is homemade and hand-rolled in freshly baked waffle cones in each store.  There are currently 336 stores located in 35 states, Puerto Rico, Canada and the United Arab Emirates.

Based in Columbia, Md., MaggieMoo's currently operates 184 stores located in 36 states domestically. Each location features a menu of freshly made super-premium ice creams, mix-ins, smoothies, the country's first ice cream cupcakes and custom ice cream cakes. MaggieMoo's chocolate, dark chocolate, vanilla, vanilla bean and strawberry ice cream flavors all have been awarded The National Ice Cream Retailers Association's prestigious Blue Ribbon Award, for taste, texture and overall appearance for eight years running. MaggieMoo's is the only national retail concept to win all five awards.

Forward-Looking Statement Disclosure

This press release contains "forward-looking statements," as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include those regarding expectations for the development of the new IP strategy business, expectations for the performance of Maggie Moo’s and Marble Slab, and NexCen's ability to complete the acquisition of Maggie Moo’s and/or Marble Slab. When used herein, the words "anticipate," "believe," "estimate," "intend," "may," "will," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements, including the estimates and expectations regarding future revenues and operating margins contained in this press release. Factors that could cause or contribute to such differences include: (1) we may not be successful in implementing the new IP strategy, (2) we may not complete the acquisition of either Maggie Moo’s or Marble Slab on the negotiated terms or at all, (3) we may not be successful in operating or expanding either MaggieMoo’s or Marble Slab or integrating the acquisitions into our IP business strategy, (4) risks associated with marketing and franchising our acquired trademarks and with successfully integrating and growing both franchised brands, (5) risks associated with the ability of franchisees to successfully market and sell ice cream under the MaggieMoo’s or Marble Slab trademarks, and (6) other factors discussed in our filings with the Securities and Exchange Commission. NexCen undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information on these transactions, or about NexCen please visit our website at www.nexcenbrands.com or contact:

Media Relations:

Marjorie Klein
MKlein Communications
(203) 938-2553
mklein6@optonline.net

Investor Relations:

David B. Meister
NexCen Brands, Inc.
(212) 277 - 1119
investor_relations@nexcenbrands.com